Exhibit 10.1
                                  ------------


                             WORLDWIDE OEM AGREEMENT



         THIS WORLDWIDE OEM AGREEMENT (this "Agreement") is made and entered into this 12th day of June 2006 (the "Effective Date"), by and between Paradigm Medical Industries, Inc., a Delaware corporation with corporate offices at 2355 South 1070 West, Salt Lake City, Utah 84119, USA, +801-977-8970 (hereinafter referred to as "Paradigm"), and MEDA Co., Ltd., with business offices at Room D, F3, Building C2, Xinmao Science Skill Park, Huayuan Industry Development Area, Tianjin, 300384, China, +86-22-83713808 (hereinafter, together with its subsidiaries and representative offices referred to as "MEDA") (each of the foregoing parties are referred to singly as a "Party" and collectively as the "Parties").

                                   WITNESSETH:

         WHEREAS, Paradigm and MEDA desire to enter into an agreement for the purpose of MEDA supplying MEDA Products, as defined below, modified or unmodified, in accordance with Appendix 1, to Paradigm for the purpose of resale by Paradigm through the Paradigm distribution channels consisting of ophthalmic and medical product distributors and independent sales representatives in the Territories, as defined below;

         NOW, THEREFORE, in consideration of the mutual and reciprocal covenants, promises, recitals, terms and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties hereby agree as follows:

         1.  Definitions

         1.1 "MEDA Products" shall mean the products as defined in Appendix 1, which shall be supplied by MEDA to Paradigm, and by Paradigm to its customers/distributors in the Territories, as defined below, under either the MEDA type/model number or labeled as a Paradigm product with either the MEDA type/model number or a new and different Paradigm model/type number. Other products and territories can be included under the terms of this Agreement by means of amending this Agreement, including appending to the items listed in Appendix 1.

         1.2  "Territories" shall mean the territories as defined in Appendix 1.

         2.  Grant of License and Rights of the Parties

              2.1    MEDA agrees to grant to Paradigm a non-exclusive license to
                     redistribute   and   resale  the  MEDA   Products   in  the
                     Territories.

              2.2 In the interests of promoting MEDA Products as part of Paradigm's product line, the Parties agree (a) to participate in periodic meetings to monitor the results of this Agreement; (b) to review, modify and add to the MEDA

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                     Products  in  order  to  improve  the   products   wherever
                     possible; (c) to jointly develop and collaborate in the improvement and enhancement of the MEDA Products; and (d) to determine intellectual property ownership or percent of ownership of major enhancements to existing Products and development of new Products as well as to creating improved products by combining the intellectual properties and expertise of both Parties.

              2.3 In the interest of product development, enhancement and differentiation, MEDA shall give consideration to potential software development or enhancements made available by Paradigm for the MEDA Products. Software and hardware modifications designed exclusively by Paradigm for the purpose of product uniqueness shall be exclusive to the MEDA Products supplied to Paradigm under Paradigm's name, to Paradigm customers and be made available to MEDA and MEDA customers who are not competing directly with Paradigm and Paradigm distributors and sales agents within the Territories. Such software and hardware modifications may be used by MEDA in its markets and, with approval of Paradigm, in the Territories. To avoid any ambiguity, such software and hardware modifications shall be described in writing and agreed to by both Parties prior to making such modifications.

              2.4 Software and hardware modifications designed jointly by Paradigm and MEDA shall be considered the joint intellectual property of Paradigm and MEDA and may be used, without restriction, unless otherwise previously agreed to, by either Party.

              2.5 In the interest of product improvement, MEDA shall collaborate with Paradigm and its designated engineers, employees or consultants to consider and potentially implement jointly or individually the development of product enhancements on the products marketed by Paradigm and the products manufactured by MEDA. Paradigm and MEDA shall develop a unique appearance for the products manufactured for Paradigm in order to differentiate the Paradigm specific product appearance from the products manufactured by MEDA. Changes in the structure of the Parties shall not cause a change of ownership in the intellectual property.

              2.6 Joint product development resulting in new MEDA Products as a result of contributions made by both Parties in the creation of new MEDA Products shall result in the intellectual property of the new products being jointly owned by both Parties unless other written agreements are made prior to or during the product development process.

              2.7 Either Party may provide specific products or concepts owned and patented by such Party to the other Party for the purpose of production, sales, marketing and/or distribution. In such cases, unless otherwise specified and agreed to in writing by both Parties, the intellectual property and patents governing said products shall remain

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                     the  property of the Party  responsible  for the design and development of said products or concepts.

              2.8 Any unpatented intellectual properties, proprietary software and hardware design or modifications, and trade secrets mentioned in Section 2.7 above and the receiving Party's obligation hereunder shall not extend to or apply to any part of the properties or information which (a) is or becomes publicly known other than through breach of this Agreement by the receiving Party, or is or becomes commercially available; (b) is received by receiving Party in good faith from any third party; (c) is known to the receiving Party prior to the disclosure; or (d) is independently developed by employees of the receiving Party, as evidenced by written records, without access to the disclosing Party's confidential information.

         3.  Liaison

              3.1    Paradigm   and  MEDA   shall   each   appoint   a   primary
                     representative who shall be responsible for co-coordinating the activities of the Parties.

              3.2    The initial primary representatives shall be:

                               MEDA:

                               Song Xuedong
                               General Manager
                               MEDA Co., Ltd.
                               Room D, F3, Building CZ
                               Xinmao Science Skill Park
                               Huayuan Industry Development Area
                               Tianjin, 300384
                               China

                               Paradigm:

                               Raymond P.L. Cannefax
                               President and Chief Executive Officer
                               Paradigm Medical Industries, Inc.
                               2355 South 1070 West
                               Salt Lake City, Utah 84119
                               United States of America

         4.  Maintenance and Installation

              4.1 Warranty: MEDA shall provide twelve (12) months warranty from the date of dispatch for all MEDA Products supplied to

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                     Paradigm.  If faults  cannot  be  corrected  at  Paradigm's facilities or at the facilities of trained Paradigm repair centers, the MEDA Products may be returned to MEDA after obtaining approval and a returned merchandise authorization number on a freight paid basis. MEDA will carry out such repairs as required and return the goods to Paradigm or to its designated agent or distributor within ten (10) working days from the date of receiving such goods, at no cost to Paradigm, and MEDA will pay return freight costs.

              5.1 The performance specification for the MEDA Products, as described in product manuals and promotional printed material, shall be the only performance guarantee offered by Paradigm and shall be the same performance specifications provided by MEDA.

              5.2 If the performance specifications change, it shall be the responsibility of MEDA to notify Paradigm within three (3) days of the date of change of the performance specification to any MEDA Products, providing specific details concerning the change and the impact the change will have on the MEDA Products as well as the impact this change will have on the users of the MEDA Products and their patients.

         6.  Scope of Supply, Delivery, Pricing and Packaging

              6.1 The standard conditions of purchase of MEDA Products shall apply to all sales of all MEDA Products to Paradigm.

              6.2 MEDA shall make every effort to deliver MEDA Products within the delivery times stated in Appendix 3 of this Agreement. MEDA shall promptly make Paradigm aware of any problem that may cause late delivery of the MEDA Products. Paradigm shall promptly make MEDA aware in advance of any significant expected increase or decrease in product order demand. Paradigm shall notify MEDA as far as possible of any fluctuation of the estimated product delivery requirement and MEDA will use all reasonable endeavors to accommodate such requirements.

              6.3 Paradigm agrees to purchase the MEDA Products from MEDA at the prices specified in Appendix 2.

              6.4 MEDA shall acknowledge all purchase orders from Paradigm within three (3) business days from receipt of any order.

              6.5 MEDA shall be entitled to invoice on the shipping of MEDA Products, which amount shall be paid by Paradigm prior to shipping. Sixty percent (60%) of the invoice shall be

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                     pre-paid by Paradigm  prior to shipping  and the  remaining portion of the invoice shall be paid within forty-five (45) days of receipt of the invoice after a credit facility is
                     established.   MEDA   will   evaluate   Paradigm's   credit
                     application and will work with Paradigm to establish such credit facility. An alternative form of payment is by letter of credit with mutually acceptable terms.

              6.6    Prices  set forth in  Appendix  2 will be valid for  twelve
                     (12) months from the Effective Date. MEDA will notify Paradigm at least six (6) months in advance of any price increase and will supply a new price-list at that time. The product prices set out in Appendix 2 are in U.S. Dollars and based upon the established global banking exchange in effect on March 1, 2006.

              6.7 Installation of the MEDA Products shall be made by Paradigm or its nominated subsidiary, distributor, representative or agent, at no cost to MEDA. MEDA may be contacted during product installation to answer any questions that are unique and have not been previously addressed. MEDA shall provide Paradigm with a specific contact for this purpose.

              6.8 MEDA shall provide the MEDA Products to Paradigm as defined in Appendix 1, fully tested and fit for the requisite purpose and immediate use, wrapped in a sealed polyethylene bag, supported inside a sealed cardboard box suitable for airfreight and shall include all parts, components and accessories that comprise each product. When arrangements are made between MEDA and Paradigm, MEDA shall ship to Paradigm the MEDA Products in Paradigm specific shipping containers, boxes and/or wrapping.

              6.9 MEDA shall ship MEDA Products directly to Paradigm customers when requested in order to improve delivery time and aid cost control as well as deal with regulatory issues. Paradigm may provide special shipping material to be used in such shipments such as Paradigm branded packing tape, Paradigm labels and possibly Paradigm branded boxing. Paradigm shall provide Paradigm and/or Dicon brand specific labeling to be applied to MEDA Products shipped directly to Paradigm customers or distributors. Paradigm will provide instruction regarding the placement of the Paradigm specific product labels.

         7.  Training

              7.1 MEDA shall endeavor to answer any and all technical enquiries concerning the MEDA Products. MEDA shall train Paradigm technical service engineers and Paradigm designated international distributors as soon as possible after the signing of this Agreement, and as future needs arise and as MEDA can reasonably fit such training into the regular schedules of its employees in Tianjin, China. MEDA

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                     may determine and request needs for future  training on new products as necessary and shall offer such training in Tianjin, China. For the training conducted outside China, Paradigm or designated Paradigm distributors and/or service centers shall be responsible for the traveling, living and hotel expenses for MEDA engineers. Training is at no charge to Paradigm. This training shall also be made available to Paradigm's designated repair agencies in order to provide service and repair on a global basis. These agencies will
                     be  considered   authorized   repair  facilities  for  MEDA
                     Products marketed under the Paradigm/Dicon brand name.

              7.2 MEDA shall provide sales training on an annual basis for all MEDA Products. Such sales training may be conducted at the MEDA facilities or in conjunction with a trade-show or Ophthalmic Congress where MEDA will have a presence. Sales training shall be at no charge to Paradigm with the exception of traveling expenses. Living and hotel expenses for the participants shall be borne by their own Party. When training is conducted in conjunction with a trade-show or Ophthalmic Congress and both Parties are participating in the Ophthalmic Congress, the expenses of traveling, living and hotel expenses shall be the responsibility of the individual respective Parties.

         8.  Testing and Quality

              8.1 MEDA shall allow Paradigm access to observe the manufacturing process of the products relevant to this Agreement. MEDA shall endeavor to implement measures, procedures and tests to meet the quality standards required by Paradigm, the TUV or FDA within one month of receiving written notification.

              8.2 MEDA shall provide Paradigm with copies of all TUV Regulatory (CE) certificates. In addition, MEDA shall provide copies of all FDA 510(k) registration certificates when they are obtained from the FDA.

              8.3 MEDA may engage Paradigm to assist in the FDA registration process of its products in the United States of America. When such FDA 510(k) registration is performed by Paradigm, all of the related testing results required for TUV CE certification shall be made available to Paradigm. Other required testing results performed by Paradigm shall be made available to MEDA. Cost of FDA 510(k) registration for MEDA Products shall be negotiated between MEDA and Paradigm on a per product basis.

              8.4 Both Parties agree to immediately inform the other Party in the event that their ISO9001 & ISO13485 & MDD93/42/EEC certification accreditation status changes and both Parties shall provide to the other Party copies of the ISO9001 & ISO13485 & MDD93/42/EEC certificates.

              8.5 Paradigm shall be authorized to visit the MEDA facility a minimum of two times each year. MEDA shall be authorized to visit the Paradigm facility a minimum of two times each

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                     year.  Adequate  advance  notice from either Party shall be given to assure all vital representatives of the Parties to these meetings will be present at these meetings.

              9.1 This Agreement shall be effective for three (3) years from the Effective Date. At the end of the three (3) year term, representatives of the Parties shall confer to determine whether to extend the term of the Agreement. This shall have the practical effect of extending the term of the Agreement for an additional one hundred twenty (120) days. If mutual agreement for extending the term of the Agreement is not reached within one hundred twenty (120) days after the end of the three (3) year term, then the Agreement shall be deemed terminated. If within the aforesaid one hundred twenty (120) days, the Parties mutually agree to extend the term of the Agreement, then thereafter either Party may terminate the Agreement by providing twelve (12) months written notice to the other Party. All outstanding orders at the time of notification shall be supplied under the terms of this Agreement, and MEDA shall continue to fulfill all orders from Paradigm until the aforesaid twelve
                     (12) month notice period has expired. Notwithstanding anything to the contrary, the provisions of this Subsection
                     9.1 are subject to the provisions of Subsection 9.2.

              9.2 Either Party shall be entitled forthwith to terminate this Agreement by written notice to the other if:

                     9.2.1 The other Party commits a material breach of any of the provisions of this Agreement and, in the case of a material breach capable of remedy, fails to remedy the same within thirty (30) days after receipt of a written notice giving full particulars of the material breach and requiring it to be remedied.

                     9.2.2 Any action that is taken that is equivalent in the United States to a receiver being appointed for the other Party or an assignment made for the benefit of creditors, or if a petition under the equivalent of Federal bankruptcy or reorganization action in the United States shall be filed by or against the other Party and is not dismissed within sixty (60) days of such filing or appointment.

                     9.2.3 An encumbrance takes possessions or a receiver is appointed over any of the property or assets of that other Party; that other Party goes into liquidation (except for the purposes of amalgamation or reconstruction and, in such manner, the Party resulting therefore effectively agrees to be bound by or assume the obligations imposed on that other Party under this Agreement); or that other Party ceases or threatens to cease to carry on business.


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              9.3    Upon  termination  of  this  Agreement,  each  Party  shall promptly return to the other Party all materials and other items furnished to it by the other Party before and during
                     this  Agreement   unless  such  materials  and  items  were
                     purchased and paid in full.

         10.  Warranty of Title

              10.1 Each Party warrants that it has the right to enter into this Agreement and has sufficient right, title and interest in its products and related documentation to make the grants and the commitments made herein, and shall not make any commitments to the other Party inconsistent herewith.

         11.  Relationships of the Parties

              11.1 The Parties hereto are independent contractors and nothing contained in this Agreement shall be construed to create the relationship of partners, joint ventures or employer-employee. Each Party acknowledges that it has not made, and shall not make, any representations to any third party, either directly or indirectly, that such Party has any authority to act in the name or on behalf of the other Party or to obligate the other Party in any way whatsoever except as expressly provided herein. Each Party agrees not to use the word "agent" or any other designation that might imply the other Party is responsible for the acts of such Party.

              11.2 MEDA is responsible for supplying MEDA Products to Paradigm that are fully compliant with all the European legislation and directives required for CE labeling. Exceptions to not providing CE Certification to Paradigm must be provided in writing by Paradigm to MEDA. This may be the case in product development projects where product is being developed, simultaneously, in both the United States and in China. This may further be the case where product is provided to research and development centers and to medical or veterinary applications or to regions of the world where regulatory approvals from TUV (CE Mark) and/or FDA are not required.

              11.3 MEDA is responsible for the performance and safe operation of the MEDA Products supplied to Paradigm, Paradigm's customers, distributors and representatives.

              11.4 During the course of this Agreement, should the terms "partner", "marketing partner" or "partnership" be used to describe the cooperative trading relationship, both Parties shall make clear to third parties that these terms refer only to the spirit of cooperation which exists between MEDA and Paradigm and do not expressly or otherwise imply partnership in the legal sense of this term.


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         12.  Miscellaneous

              12.1   The  Parties  shall  inform  their  respective   parent  or
                     controlling companies, prior to execution hereof, of the existence, terms and conditions of this Agreement.

              12.2 Neither Party may assign, transfer or delegate any of the rights or obligations set forth in this Agreement without the prior written consent of the duly authorized representative of the other Party.

              12.3 This Agreement shall be construed as though all Parties participated equally in its drafting.

              12.4 In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such enforceable or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such provisions within the limits of applicable law or applicable court decisions.

              12.5 The failure of either Party to enforce, in any one or more instance, any of the terms or conditions of this Agreement shall not be construed as a waiver of the future performance of any such term or condition.

              12.6 Disputes arising in connection with this Agreement shall be mediated. If mediation is not successful, any disputes arising in connection with this Agreement shall be settled under the United Nations Convention on Contracts for the International Sale of Goods (1980) in a third country.

              12.7 This Agreement shall be governed by and construed in accordance with the laws of the State of New York of the United States of America.

              12.8 This Agreement may not be amended, modified or changed except by written instrument of both Parties in a written document signed by both Parties and appended to this Agreement.

              12.9 The persons signing below warrant that they are authorized to enter into this Agreement on behalf of their respective principals identified below and that by their signatures they bind such principals to this Agreement.

              12.10 Both Parties agree to maintain this Agreement, the terms hereof, and any and all information obtained or provided by either Party in order to initiate a contractual relationship, in the strictest of confidence.

              12.11 This Agreement, including each Appendix thereto, contains the entire agreement and only understanding between the Parties with respect to the subject matter hereof and

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                     supersedes  all  previous   negotiations,   agreements  and
                     understandings between the Parties and affiliates of the Parties.

              12.12  This  Agreement  may be executed in  counterparts  and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

         IN WITNESS WHEREOF, Paradigm and MEDA, intending to be legally bound hereby, have duly executed this Agreement by duly authorized representatives, effective as of the Effective Date.

                                       PARADIGM MEDICAL INDUSTRIES, INC.



Date:  June 12, 2006                   By: /s/ Raymond P.L. Cannefax
                                           -------------------------
                                              Raymond P. L. Cannefax, President
                                                and Chief Executive Officer


                                       MEDA CO., LTD.



Date:  June 12, 2006                   By: /s/ Song Zuedong
                                          -----------------
                                             Song Xuedong
                                             General Manager


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                                   APPENDICES

                                   Appendix 1

Products and Territories
------------------------

Products

MEDA                                          Paradigm Part Number

ODM-1000P Pachymeter                          P-2200 Pachymeter
ODM-1000A/P Ultrasonic Biometer               P-2500 A/P
ODM-1000 A Ultrasonic Biometer                P-2000 Biometric A-Scan
ODM-2100 Ultrasonic A/B Scanner               P-2700 Ultrasound A/B Scan
ODM-2200 Ultrasonic A/B Scanner               P-3700 Ultrasound A/B Scan
BME-300W UBM                                  P-65 Ultrasound BioMicroscope





Territories

         Paradigm shall be allowed global product distribution in all countries with the exclusion of China.

         Paradigm shall be allowed exclusive product distribution to Paradigm ophtlamic and veterinary product distributors who are current Paradigm Medical Industries product distributors in order to allow for product consistency of products sold by these distributors.

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                                   APPENDICES

                                   Appendix 2

Product Price   (in U.S. Dollars)
-------------

MEDA                                         Price
----                                       --------

ODM-1000 Pachymeter                        $  1,600
ODM-1000A/P A-Scan/Pachy Combo             $  2,300
Over 10 sets per order                     $  2,200
ODM-1000 Biometric A-Scan                  $  1,600
ODM-2100 Ultrasonic A/B Scanner            $  6,300
Over 10 sets per order                     $  6,000
ODM-2200 Ultrasonic A/B Scanner            $  6,500 without monitor
BMW300W UBM                                $ 11,000 without probe and transducer
BME-300W UBM with probe and transducer     $ 16,000
BME-300W 50MHz Meda transducer             $
Eye Cups: 16mm, 18mm, 20mm, 22mm           $      5
Replacement Probes:
ODM-1000 Pachymeter Probe                  $    400
ODM-1000A/P & ODM-1000A  A-Scan Probe      $    350
ODM-2100  A-Scan Probe                     $    350
ODM-2100  B-Scan Probe                     $  1,500
ODM-2200  A-Scan Probe                     $    350
ODM-2200  B-Scan Probe                     $  1,500
UBM Gantry Arm with Probe Holder           $    400

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                                   APPENDICES

                                   Appendix 3


Delivery Times
--------------

Except for the UBM in quantities of one (1) to five (5) sets, UBM orders in excess of 5 sets, shall be shipped within eight (8) weeks. All other product orders shall be shipped within four (4) weeks of receipt of product orders from Paradigm and receipt of payment as described in Section 6.5 of this Agreement Products ordered by Paradigm shall be shipped by MEDA to the addresses designated by Paradigm.

For products shipped directly to Paradigm, the address is the following:

         Paradigm Medical Industries, Inc.
         2355 South 1070 West
         Salt Lake City, Utah 84121
         USA

         (801) 977-8970
         (801) 956-0115  (fax)

For product orders shipped directly to Paradigm's authorized distributors, the distributor's address shall be provided with the product order.





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